AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 5, 2019

GOLFSUITES 1, INC.

2738 FALKENBURG ROAD SOUTH

RIVERVIEW, FL 33578

(813) 621-5000

Up to 10,000,000 shares of Preferred Stock and

up to 10,000,000 shares of Class A Common Stock into which the Preferred Stock may convert*

1

Minimum investment 100 shares of Preferred Stock ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 48

	Price to Public	Broker-Dealer discount and commissions (2)	Proceeds to issuer (3)	Proceeds to other persons
Per share	$5.00	$0.05	$4.95	$0
Total Maximum	$50,000,000	$518,000	$49,482,000	$0

(1) The Preferred Stock is convertible into Class A Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an initial public offering. The total number of shares of the Class A Common Stock into which the Preferred may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at Page 48 for additional details.

(2) The company has engaged Sageworks Capital, LLC, member FINRA/SIPC (“Sageworks”), to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fees payable by the company to Sageworks. See “Plan of Distribution” for details.

(3) The company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $483,000 regardless of the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $5,500,000.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The company has engaged Prime Trust, LLC as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (100 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of GolfSuites 1 preferred stock (the “Preferred Stock”) is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Preferred Stock will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 1. Holders of the Common Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

2

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 11.

Sales of these securities will commence on approximately                               , 2019.

The company is following the “Offering Circular” format of disclosure under Regulation A.

3

In this Offering Circular, the term “GolfSuites 1,” “we,” “us, “our” or “the company” refers to GolfSuites 1, Inc., a Delaware corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

IMAGES CONTAINED IN THIS OFFERING CIRCULAR ARE ARTIST’S IMPRESSIONS AND THE ACTUAL FACILITIES MAY VARY.

4

SUMMARY

GolfSuites 1, Inc. is an early stage hospitality and entertainment company devoted to the development and operation of golf driving range and entertainment centers in the Midwestern sector of the United States. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned facilities.

The company will operate under the brand name “GolfSuites” and is a subsidiary of KGEM Golf, Inc. (“KGEM”). KGEM was incorporated in 2018 as a successor entity to KGE, LLC, which was created in 2016 to develop and operate a national chain of golf driving range entertainment centers.

KGEM operates six operating subsidiaries, GolfSuites 1, GolfSuites2, GolfSuites 3, GolfSuites 4, GolfSuites 5 and GolfSuites 6 (each an “Operating Subsidiary and collectively the “Operating Subsidiaries”). Each Operating Subsidiary will be located in a different region within the United States. The Operating Subsidiaries will be located in the following regions of the United States and will operate under the names listed below:

REGION	NAME
Midwest United States	GolfSuites 1, Inc.
Southeast United States	GolfSuites 2, Inc.
Central United States	GolfSuites 3, Inc.
Northwest United States	GolfSuites 4, Inc.
Southwest United States	GolfSuites 5, Inc.
Northeast United States	GolfSuites 6, Inc.

GolfSuites 1 is targeting avid and novice golfers, families, millennials and other segments seeking recreation, hospitality, and entertainment in golf-themed complexes. The facilities will be designed to effectively host corporate meetings, fund raising events, national skill event qualifiers and professional showcase events.

The company was incorporated in Delaware on October 25, 2018 as KGEM Golf Midwest, Inc. On January15, 2019 the company changed its name to GolfSuites 1, Inc. GolfSuites 1 is not currently profitable.

Our plan to differentiate ourselves from competitors

GolfSuites1 intends to provide a realistic golf experience so that it can better appeal to avid and moderate golfers. Climate-controlled semi-private golf suites open up to the golf target field and incorporate comfortable seating, ball dispensers, club storage, gaming and media displays. In addition to hospitality, entertainment, events and family fun, the company plans to appeal to a wide demographic. The company believes that it will be able to leverage the following advantages:

•	Realistic Golf Experience:
o	Skill-based gaming and simulated play golf built into a 300+ yard range.
▪	The golf target field consists of multiple simulated green sites and simulated water and sand hazards allowing for accelerated hole play as well as skill-based gaming.

5

o	“Real” golf balls that simulate more life-like play.
▪	The golf balls have the ability to simulate life-like play because they are of premium quality and durability and do not incorporate an electronic chip which would impact their balance and overall efficacy.

•	Superior Technology:
o	Radar technology allows players to measure their ball flight to within 3-4 inches.
o	Ball flight data including ball speed, direction and distance provided in each suite
o	Ability to simulate play on famous golf courses.
o	Video swing analysis.
o	Gaming and data analytics that can be shared with others on social media.

•	Holistic Game Improvement: The company will offer a premier coaching and holistic game improvement center:
o	The Golf Academy (the “Golf Academy”), based on the successful model of The Golf Room (the “Golf Room”) located in Dublin, Ohio.
o	The Golf Room was founded by Kyle Morris, a former PGA Tour player and a nationally renowned golf instructor and coach.
o	At each Golf Academy, players will be able to access swing instruction, golf fitness and rehabilitation, mental sports performance, and college golf recruiting.

•	Enhanced Guest Experiences:
o	VIP Member concierge and hosts.
o	VIP Member Select Suites.
o	Men’s and women’s member locker rooms.
o	Second floor covered drive-up arrival zone.
o	Improved digital experiences for guest engagement before, during and after onsite visits.
o	Online reservation system.
o	Onsite games including pinball, pool and corn hole.
o	Onsite and post-visit engagement and social sharing.

•	Interactive Games and Contests:
o	Ability for customers to compete against other suites and customers with closest to the pin, long drive and other skill-based games.
o	A software application which will allow players to satisfy their desire to play an 18-hole golf round in 1.5 hours instead of the traditional 3-4 hours.

•	Women Designed Programs and Coaching: These include learn-to-play days and women-only events and leagues.

•	Beginner Player Designed Programs and Coaching: These include learn-to-play days and beginner player events and leagues.

•	Upgraded Amenities: These include the following:
o	Luxury bathrooms.
o	Child care.
o	Business networking zones.
o	Conference rooms.
o	Free high-speed Wi-Fi.
o	Family restrooms and changing areas.

6

•	Healthy and Localized Menus: chef-inspired authentic healthy menu offerings, farm to table sourcing, localized craft beers and select menu items to appeal to regional customers’ tastes, seasonality and lifestyles.

Revenue Plan

During 2019, the company believes it can break ground on one facility in the Midwestern sector of the United States (the “Phase 1 Construction”). Over time, the company intends to operate at least three Midwestern facilities.

The company intends to generate revenue through the following activities:

•	individual and corporate membership sales,

•	food and beverage sales,

•	coaching and instruction services,

•	suite rentals,

•	retail sales,

•	sponsorships, advertising and naming rights, and

•	contest and qualifier fees and ticket purchases.

The Offering

Securities offered	Up to 10,000,000 shares of Preferred Stock and up to 10,000,000 shares of Class A Common Stock into which they may convert

Class A Stock Common outstanding before the Offering	0 shares of Class A Common Stock.

Preferred Stock outstanding before the Offering	0 shares of Preferred Stock.

Preferred Stock outstanding after the Offering	10,000,000 shares of Preferred Stock

Share Price	$5 per share

Minimum Investment	$500

7

Terms of the Preferred Stock

Holders of the Preferred Stock are entitled to the following:

•	Dividend distribution:
o	Accrual of dividends:
▪	Investors in this Offering will begin to accrue an annual 8% dividend after the issuance of their Preferred Stock.
▪	Payment of dividends:
•	Payments will be made monthly providing legally available funds are available.
•	Declared dividends
o	In the event the company declares a dividend distribution to the Common Stock holders, holders of Preferred Stock will receive dividend distribution. Dividends will be distributed to holders on a pro-rata on an as converted basis.
•	Voting:
o	Holders of the Preferred Stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders.
o	Holders of Preferred Stock at all times will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 1.
o	Holders of Class B Common Stock (currently held exclusively KGEM) are entitled to five votes per share (see, “Risk Factors – The officers of GolfSuites 1 control the company and the company does not currently have any independent directors”) and thus will control the board.
•	Liquidation preference:
o	In the event of a liquidation, investors will be entitled to receive the greater of the amount of their total investment in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.
•	Conversion:
o	Holders of the Preferred Stock may convert their shares of Preferred Stock into Class A Common Stock in their sole discretion.
o	In the event of an initial public offering, as defined in the Amended and Restated Certificate of Incorporation, conversion of the Preferred Stock is mandatory.
o

Anti-dilution protection is provided to holders of the Preferred Stock using the weighted average method. See, “Securities Being Offered – Preferred Stock – Anti-Dilution Rights”; Section 5 of the Amended and Restated Certificate of Incorporation, filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.

8

Use of Proceeds

Proceeds from this Offering will be used to fund the company’s construction and development of Midwestern golf driving range entertainment centers, related marketing efforts and operational expenses. See “Use of Proceeds to Issuer” section of this Offering Circular.

Summary Risk Factors

GolfSuites 1 is a startup. The company was incorporated on October 25, 2018 and is still in an early stage of development. The company is not close to profitability as projects take approximately one year to develop and construct and may not provide a return on investment for approximately 24 months thereafter. Investing in the company involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

•	This is a very young company.
•	The company’s affiliated entities have no prior performance record.
•	The company’s auditor has issued a “going concern” opinion.
•	The company has minimal operating capital, no significant assets and no revenue from operations.
•	The success of GolfSuites 1 business is dependent on purchasing large parcels of land at favorable prices.
•	The company plans to raise significantly more capital and future fundraising rounds could result in dilution.
•	Success in the hospitality and entertainment industry is highly unpredictable, and there is no guarantee the company’s content will be successful in the market.
•	The company may not be able to attract and retain individuals interested in annual memberships at its facilities, and attract drop-in/daily memberships, which could harm its business, financial condition and results of operations.
•	GolfSuites 1 operates in a highly competitive market.
•	Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.
•	Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.
•	The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

•	The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.
•	The company has concentrated its investments in golf-related real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.
•	The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.
•	The company’s development and growth strategy depends on its ability to fund, develop and open new entertainment venues and operate them profitably.
•	The company’s development and construction of the first Midwestern facility depends on its ability to obtain favorable mortgage financing.

9

•	GolfSuites 1 depends on a small management team and may need to hire more people to be successful.
•	Key Man Risk.
•	The company will require a general manager, who has not yet been hired.
•	KGEM may not be able to protect all of its intellectual property.
•	KGEM has not yet entered into any master licensing agreements with third party suppliers of technology and GolfSuites 1 has not yet been made a sublicense to the relevant master licensing agreements.
•	The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.
•	Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.
•	The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.
•	The company is responsible for certain administrative burdens relating to taxation.
•	The Offering price has been arbitrarily set by the company.
•	There is no minimum amount set as a condition to closing this Offering.
•	The officers of GolfSuites 1 control the company and the company does not currently have any independent directors.
•

The exclusive forum provision in the company’s Amended and Restated Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

•

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

•	There is no current market for GolfSuites 1’s shares.
•	There are conflicts of interest between the company, its management and their affiliates.
•	The interests of GolfSuites 1, KGEM and the company’s other affiliates may conflict with your interests.
•	There are conflicts of interest between the company and some of the members of the Board of Directors.
•	Loans issued by KGEM to GolfSuites 1 may not be made at arm’s length.
•	KGEM and GolfSuites 1 intend to share some services.

10

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to our business

This is a very young company.

The company was incorporated in October 2018. It is a startup company that has not yet started operations, and has not started to build its golf facilities. There is no history upon which an evaluation of its past performance and future prospects in the hospitality and entertainment industry can be made. Statistically, most startup companies fail.

The company’s affiliated entities have no prior performance record.

Just as GolfSuites 1 is a new entrant in the market, the affiliates of GolfSuites 1, such as KGEM, (which will provide management services to GolfSuites 1) do not have a track record of involvement in hospitality and entertainment that investors may assess. Even if an affiliate of GolfSuites 1 did have such prior experience, that experience would not be indicative of its future performance.

The company’s auditor has issued a “going concern” opinion.

GolfSuites 1 auditor has issued a “going concern” opinion on their financial statements, which means the company may not be able to succeed as a business without additional financing. GolfSuites 1 was incorporated in October 2018. As of November 10, 2018, the date of its financial statements, it has no revenues and is not close to profitability. It has an accumulated deficit of $62,122 as of November 10, 2018. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

The company has minimal operating capital, no significant assets and no revenue from operations.

The company currently has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, or to raise enough funds to fully construct operational golf entertainment centers. The failure to successfully raise operating capital could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

The success of GolfSuites 1 business is dependent on purchasing large parcels of land at favorable prices.

GolfSuites 1 is a capital-intensive operation and requires the purchase of large parcels of land prior to construction. As of the date of this Offering Circular the company has not purchased land for the first Midwestern facility. Further, the company does not know whether it will be able to obtain purchase terms that are favorable. Finally, if this Offering does not raise enough capital to purchase the land and begin construction, the company will need to procure external financing for the purchase of the land and/or construction of the facility.

11

The company plans to raise significantly more capital and future fundraising rounds could result in dilution.

GolfSuites 1 will need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

Success in the hospitality and entertainment industry is highly unpredictable and there is no guarantee the company’s content will be successful in the market.

The company’s success will depend on the popularity of its hospitality and entertainment facilities. Consumer tastes, trends and preferences frequently change and are notoriously difficult to predict. If the company fails to anticipate future consumer preferences in the hospitality and entertainment business, its business and financial performance will likely suffer. The hospitality and entertainment industry is fiercely competitive. The company may not be able to develop facilities that will become profitable. The company may also invest in facilities that end up losing money. Even if one of its facilities is successful, the company may lose money in others.

The company may not be able to attract and retain individuals interested in annual memberships at its facilities, and attract drop-in/daily memberships, which could harm its business, financial condition and results of operations.

The company’s success depends on its ability to:

•	attract individuals interested in paying for annual memberships,
•	attract individuals interested in paying for daily memberships,
•	attract consistent suite rentals,
•	provide dining and leisure experiences that members are interested in paying for,
•	maintain or increase revenues generated from corporate events,
•	maintain or increase revenues generated from food and beverage sales, and
•	maintain or increase revenues generated from retail sales.

Changes in consumer financial condition, leisure tastes and preferences, particularly those affecting the popularity of golf, and other social and demographic trends could adversely affect its business. Significant periods where attrition rates exceed enrolment rates or where facilities usage is below historical levels would have a material adverse effect on its business, results of operations and financial condition. If the company cannot attract new members, retain its existing members, its financial condition and results of operations could be harmed.

GolfSuites 1 operates in a highly competitive market.

GolfSuites1 plans to operate in a highly competitive market and faces intense competition. Competitors will include Top Golf, DriveShack, 1Up Golf, Big Shots, Driv, 4ORE! and The Flying Tee. Many of the company’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. Competitors may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing.

12

Further, GolfSuites1 properties will compete on a local and regional level with restaurants and other business, dining and social clubs. The number and variety of competitors in this business will vary based on the location and setting of each facility. Some facilities may be situated in intensely competitive upscale urban areas characterized by frequent innovations in the products and services offered by competing restaurants and other business, dining and social clubs. In addition, in most regions, the competitive landscape is in constant flux as new restaurants and other social and meeting venues open or expand their amenities. As a result of these characteristics, the supply in a given region may exceed the demand for such facilities, and any increase in the number or quality of restaurants and other social and meeting venues, or the products and services they provide, in such region could significantly impact the ability of the company’s properties to attract and retain members, which could harm their business and results of operations.

Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.

GolfSuites 1 properties compete on a local and regional level with alternative venues for recreational pursuits. The company’s results of operations could be affected by the availability of, and demand for, alternative venues for recreational pursuits, such as multi-use sports and athletic centers. In addition, member-owned and individual privately-owned clubs may be able to create a perception of exclusivity that the company has difficulty replicating. To the extent these alternatives succeed in diverting actual or prospective members away from the company’s facilities or affects its membership rates, the company’s business and results of operations could be harmed.

Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

The company’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their customers or employees. Regardless of whether any claims against the company are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the company’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the company.

The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

The company has not yet acquired insurance. It may not be able to acquire insurance policies that cover all types of losses and liabilities. Additionally, once the company acquires insurance, there can be no assurance that its insurance will be sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it, or other leisure facilities, sustain significant losses or make significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

13

The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

Each facility is subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the state, county and/or municipality in which the facility is located.

Each facility is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one facility may lead to the loss of licenses at all facilities in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each facility, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. The failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and the company’s ability to obtain such a license or permit in other locations.

The company may be subject to “dram shop” statutes in states where its facilities may be located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on the company’s business, results of operations or financial condition.

As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the company is subject to amusement licensing and regulation by the states, counties and municipalities in which its facilities are to be located. These laws and regulations can vary significantly by state, county, and municipality and, in some jurisdictions, may require the company to modify their business operations or alter the mix of redemption games and simulators that they offer.

Moreover, as more states and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to the company’s redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games the company offers. Furthermore, other states, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, could cause the company to modify its plans for its facilities and if the company creates facilities in these jurisdictions it may be required to alter the mix of games, modify certain games, limit the number of tickets that may be won by a customer from a redemption game, change the mix of prizes that the company may offer or terminate the use of specific games, any of which could adversely affect the company’s operations. If the company fails to comply with such laws and regulations, the company may be subject to various sanctions and/or penalties and fines or may be required to cease operations until it achieves compliance, which could have an adverse effect on the company’s business and financial results.

14

The company has concentrated its investments in golf-related real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

The company’s operations will consist almost entirely of golf properties, approximately 15-20 acres in size, that encompass a large amount of real estate holdings. Accordingly, the company is subject to the risks associated with holding real estate investments. A prolonged decline in the popularity of golf could adversely affect the value of its real estate holdings and could make it difficult to sell facilities or businesses.

The company’s real estate holdings will be subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on our business, financial condition or results of operations.

The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.

The company may from time to time decide to dispose of one or more of its real estate assets. Because real estate holdings generally, are relatively illiquid, the company may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect the company’s financial condition. The illiquidity of its real estate assets could mean that it continues to operate a facility that management has identified for disposition. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect the company’s business, financial condition and results of operations.

The company’s development and growth strategy depends on its ability to fund, develop and open new entertainment venues and operate them profitably.

A key element of the company’s growth strategy is to develop and open golf entertainment venues. The company has identified a number of locations for potential future entertainment golf venues and is still the process of identifying more locations and analyzing the locations. The company’s ability to fund, develop and open these venues on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond its control, including but not limited to our ability to:

•	Find quality locations.
•	Reach acceptable agreements regarding the lease or purchase of locations, and comply with our commitments under our lease agreements during the development and construction phases.
•	Comply with applicable zoning, licensing, land use and environmental regulations.
•	Raise or have available an adequate amount of cash or currently available financing and mortgage terms for construction and opening costs.
•	Adequately complete construction for operations.

15

•	Timely hire, train and retain the skilled management and other employees’ necessary to meet staffing needs.
•	Obtain, for acceptable cost, required permits and approvals, including liquor licenses; and
•	Efficiently manage the amount of time and money used to build and open each new venue.

If the company succeeds in opening entertainment golf facilities on a timely and cost-effective basis, the company may nonetheless be unable to attract enough customers to these new venues because potential customers may be unfamiliar with its venue or concept, entertainment and menu options might not appeal to them and the company may face competition from other food and leisure venues.

The company’s development and construction of the first Midwestern facility depends on its ability to obtain favorable mortgage financing.

The company intends to secure mortgage financing to fund up to 70% of its first Midwestern facility and plans to use this debt financings to development and construct subsequent facilities. There is no guarantee that the company will be able to obtain financing on favorable terms. In the event that the company is unable to obtain such financing it may limit the company’s ability to effectuate its plans and will increase the costs and expenses of the company, thereby negatively impacting its financial prospects.

GolfSuites 1 depends on a small management team and may need to hire more people to be successful.

The success of GolfSuites 1 will greatly depend on the skills, connections and experiences of the executives, Gerald Ellenburg, John Galvin, Kyle Morris and Ryan Koenig. GolfSuites 1 has not entered into employment agreements with the aforementioned executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for GolfSuites 1, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

Key Man Risk.

The company’s founders and key men are serial entrepreneurs. It is likely that some, if not all of the founders and key men, may exit the business within the next three years. In the event one or more of our founders and/or key men exit the business the company may experience following:

•	financial loss;
•	a disruption to the organization's future projects;
•	damage to the brand; and
•	potentially supporting a competitor.

16

The company will require a general manager, who has not yet been hired.

KGEM is currently performing an executive search for the general manager and operator of GolfSuites 1. There is no way to be certain that the general manager of GolfSuites 1, once appointed, will be able to execute the same vision as KGEM itself. If an appropriate person is not identified and hired, the company will not succeed and since its performance will depend on that person’s performance, it is possible that other KGEM subsidiaries will be more successful than the company.

KGEM may not be able to protect all of its intellectual property.

GolfSuites 1, will be using the intellectual property of its parents, including the following trademarks that have been filed: GolfSuites, Off The Deck and FirstCut. The profitability of GolfSuites 1 may depend in part on KGEM’s ability, to effectively protect its intellectual property and the ability of GolfSuites 1 and, in the future, each of the other subsidiaries to operate without inadvertently infringing on the proprietary rights of others. Any litigation protecting the KGEM’s intellectual property and defending its original content could have a material adverse effect on the business, operating results and financial condition regardless of the outcome of such litigation.

KGEM has not yet entered into master licensing agreements with some of its third party suppliers of technology and GolfSuites 1 has not yet been made a sublicense to the relevant master licensing agreements.

KGEM intends to use the following technologies at the operating facilities of all of its subsidiaries:

•	Trackman Range
•	Trackman Doppler Radar

As of the date of this offering circular KGEM has not yet entered into any licensing agreements related to the aforementioned technologies. There is no way to be certain that KGEM will be able to enter into the relevant licensing agreements on terms that are favorable to the company. If KGEM does not enter into the relevant master licensing agreements, GolfSuites 1 will not be able to become a sublicense of those technologies. Accordingly, the company may need to do modify its plans for facilities and potentially negatively impact the company’s appeal to consumers and financial prospects.

Risks relating to this Offering and our shares

The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.

As soon as the company receives proceeds from this Offering and it is legally permissible, the company intends to pay dividends to investors. The dividend will initially be paid to investors out of the company’s reserved funds, as opposed to its revenues. Payment of the dividends and the establishment of the reserve fund will reduce the capital the company has to develop and begin operations in its GolfSuites 1 facilities. These reserved funds will be held in a segregated account money market account located at Fifth Third Bank, Cincinnati, OH. Most, if not all, of the reserved funds in the dividend reserve account will be the proceeds from this Offering. (See “Use of Proceeds”). It is not certain when, if at all, the company will be able to make dividends payments to investors out of the company’s revenues.

17

Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.

Pursuant to section 170 of the Delaware General Corporation Law (“Delaware Law”), dividends may be paid out of “surplus” even in the absence of profits.  Under section 154, “surplus” may be defined by the board of directors, in their sole discretion, but generally may not be less than the par value of the shares issued. Accordingly, most of the proceeds of this Offering may be considered surplus. However, Delaware Law is subject to change, and the company cannot guarantee that dividend payments will always be permitted under Delaware Law.

The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

The company is responsible for certain administrative burdens relating to taxation.

Federal law required that the company report annually all distributions to shareholders on a Form 1099-DIV.  The company is responsible for ensuring that the extent to which such distributions constitute a distribution of earnings and profits is correctly identified on form 1099-DIV. This reporting requirement adds to the administrative burdens of the company.

The Offering price has been arbitrarily set by the company.

GolfSuites 1 has set the price of its Preferred Stock at $5.00 per share. Valuations for companies at GolfSuites 1 stage are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no minimum amount set as a condition to closing this Offering.

Because this is a “best efforts” offering with no minimum, the company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering. Moreover, the 8% dividend to investors in this Offering will only commence once the company has raised $5,000,000 in this Offering.

18

The officers of GolfSuites 1 control the company and the company does not currently have any independent directors.

KGEM is currently the company’s controlling shareholder. Moreover, the company’s executive officers and directors, through their ownership in KGEM, are currently GolfSuites 1 controlling shareholders. As holders of the Class B Common Stock which gives KGEM 5 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock and Class A Preferred Stock, KGEM will continue to hold a majority of the voting power of all the company’s equity stock and therefore control the board at the conclusion of this Offering. Even if KGEM were to own as little as 16.7% of the equity securities of the company, KGEM would still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. The company does not benefit from the advantages of having independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within GolfSuites 1, and having extra checks and balances to prevent fraud and produce reliable financial reports.

The exclusive forum provision in the company’s Amended and Restated Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section VII of the company’s Amended and Restated Certificate of Incorporation contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” Further, Section 6 of the subscription agreement for this Offering includes exclusive forum provisions for certain lawsuits pursuant to the subscription agreement; see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. Further, the Court of Chancery in Delaware is a non-jury trial court and therefore those claims will not be adjudicated by a jury. See “Securities Being Offered – All Classes of Stock – Jury Trial Waiver.”

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

19

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares of Preferred Stock, including but not limited to the subscription agreement.

There is no current market for GolfSuites 1’s shares.

There is no formal marketplace for the resale of our securities. Shares of the company’s Preferred Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. The company does not have plans to apply for or otherwise seek trading or quotation of its Preferred Stock on an over-the-counter market. It is also hard to predict if the company will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Risks Related to Certain Conflicts of Interest

There are conflicts of interest between the company, its management and their affiliates.

KGEM is the parent company of GolfSuites 1 and currently holds all of the issued Common Stock of GolfSuites 1. KGEM is also affiliated with ERC Home Builders, Inc. (“ERC”), and many if not all of the executives are the same for KGEM, GolfSuites 1, and ERC. Therefore, it is likely that conflicts of interest will arise between the affiliates. Conflicts of interest could include, but are not limited to the following:

•	use of time,
•	use of human capital, and
•	competition regarding the acquisition of properties and other assets.

20

The interests of GolfSuites 1, KGEM and the company’s other affiliates may conflict with your interests.

The company’s Amended and Restated Certificate of Incorporation, bylaws and Delaware law provide company management with broad powers and authority that could result in one or more conflicts of interest between your interests and those of the officers and directors of GolfSuites 1, GolfSuites 1, KGEM, and the company’s other affiliates.  This risk is increased by the affiliated entities being controlled by KGEM who currently owns all of the company’s Common Stock and all our officers and directors currently have an interest in KGEM, through ownership, as an officer or director in KGEM contractually or any combination thereof. Potential conflicts of interest include, but are not limited to, the following:

●	KGEM and the company’s other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separate from the company, and you will not be entitled to receive or share in any of the profits, return, fees or compensation from any other business owned and operated by the management and their affiliates for their own benefit.
●	The company may engage KGEM, or other companies affiliated with GolfSuites 1 to perform services, and determination for the terms of those services will not be conducted at arms’ length negotiations; and
●	The company’s officers and directors are not required to devote all of their time and efforts to the affairs of the company.

There are conflicts of interest between the company and some of the members of the Board of Directors.

Rod Turner, the CEO of the online platform on which the company is offering shares, is also a member of the Board of Directors. It is likely that conflicts of interest will arise between the company and the board member. Conflicts of interest include, but are not limited to the following:

•	Determining whether something is in the best interest of the company or the online platform on which the company is listing the Preferred Stock.
•	Whether to keep the Offering open or to close it.
•	Use of time.
•	Payment to the online platform.

Loans issued by KGEM to GolfSuites 1 may not be made at arm’s length.

KGEM may make various loans to GolfSuites 1. These transactions may not be at arm’s length and therefore there is no way to assure third parties that KGEM and GolfSuites 1 will be acting in their own self-interest and not subject to pressure or duress from the other party.

KGEM and GolfSuites 1 intend to share some services.

KGEM and GolfSuites will share the following services:

•	intellectual property,
•	licensing for the use of the name and brand identity, and
•	the services of Manhattan Street Capital.

Internal transactions incorporating products and services, fee sharing, cost allocations, and financing activities can create inefficiency, financial exposures and reporting risk. This arrangement could result in potential actual or perceived conflicts of interest.

21

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Preferred Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Preferred Stock and the pro forma net tangible book value per share of our Preferred Stock after this Offering.

As of November 22, 2018, the net tangible book value of the Company was ($62,122). Based on the number of shares of Common Stock issued and outstanding as of the date of the offering (18,000,000 shares) that equates to a net tangible book value of approximately ($0.0035) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ aggregate deficit divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after November 22, 2018, other than to give effect to the sale of 10,000,000 shares of Preferred Stock being offered by the company in this Offering for the net subscription amount of $44,500,000 the pro forma net tangible book value, assuming full subscription, would be $44,440,000. Based on the total number of shares of Common and Preferred Stock that would be outstanding assuming full subscription (28,000,000), that equates to approximately $1.5871 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $1.5906 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $3.4129 per share. These calculations do not include the costs of the Offering, and such expenses will cause further dilution.

Offering price per share of Preferred Stock*	$5.00
Net Tangible Book Value per share of Preferred Stock before Offering (based on 18,000,000 shares)	$(0.0035)

Increase in Net Tangible Book Value per Share Attributable to Shares Offered in the Offering (based on 10,000,000 shares)	$1.5906
Net Tangible Book Value per Share after Offering (based on 28,000,000 shares)	$1.5871

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$3.4129

*before deduction of Offering expenses.

22

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

23

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

GolfSuites 1, Inc. is offering a maximum of 10,000,000 shares of Preferred Stock on a “best efforts” basis.

The cash price per share of Preferred Stock is $5.

The company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by GolfSuites 1, Inc. in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

The company has engaged Sageworks  Capital, LLC (“Sageworks”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.
•	Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investors participation.
•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
•	Not provide any investment advice nor any investment recommendations to any investor.
•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Sageworks $18,000 in one-time set up fees, consisting of a $10,000 agreement fee and approximately $8,000 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the company estimates that total fees due to pay Sageworks would be $518,000 for a fully-subscribed offering. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Incentives

The company intends to offer marketing promotions to encourage potential investors to invest, which may include offers such as offering a 10% discount on food and beverages at GolfSuites 1 locations for 10 years once the initial GolfSuites 1 location opens.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $500. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to GolfSuites 1, Inc.

24

The Online Platform

The company will pay FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the Offering of the shares on its online platform.

Further, KGEM has entered into a Consulting Agreement with MSC effective July 15, 2018 (the “Consulting Agreement”), which includes consulting services and technology services, see “Plan of Distribution and Selling Securityholders – The Online Platform.” KGEM, or the company as applicable, will pay MSC the following:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.
•	A cashless 10 year warrant to purchase 25 shares of KGEM common stock for $1.00 per share, per investor escrow account, in each Operating Subsidiary Regulation A offering.
o	The warrant calculations shall be capped at a maximum of 150,000 investors, aggregated from the 6 contemplated Regulation A offerings of the 6 Operating Subsidiaries. Which results in warrants to purchase a maximum of 3,750,000 shares of KGEM common stock;
•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.
•	A technology license fee of $300 per month.
•	Any applicable fees for fund transfers (ACH $2, check $5, debit card fees of $0.35 + 3% as charged by debit card processor, wire $15 or $35 for international fund transfers).

Pursuant to the Consulting Agreement, on August 22, 2018, KGEM has paid $180,000 ($20,000 per month for 9 months) in cash. Prior to the launch of this Offering KGEM will deliver to MSC cashless 10 year warrants for 720,000 shares of KGEM common stock with an exercise price of $0.25 per share.

All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the Offering.

For additional information please see “Interests of Management and Others in Certain Transactions”.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase whole shares and fractional shares. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the Offering is open for investment. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by our escrow agent, Prime Trust, LLC (the “Escrow Agent”) and will be transferred to us at each Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

25

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Preferred Stock in this Offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/GolfSuites, click on the "Invest Now" button;

2.	Complete the online investment form;

3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Sageworks will review all subscription agreements completed by the investor.  After Sageworks has completed its review of a subscription agreement for an investment in the company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Sageworks will have up to three days to ensure all the documentation is complete. Sageworks will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest.   Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Sageworks has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Preferred Shares. Sageworks is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Sageworks is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Sageworks’ anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Sageworks in this offering as any basis for a belief that it has done extensive due diligence. Sageworks does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The company has agreed to pay the Escrow Agent:

•	$400 for escrow account set-up fee,

•	$30 per month escrow account fee for so long as the Offering is being conducted,

•	a cash management fee of 0.5% of funds processed (up to a maximum of $8,000),

•	technology platform license fee of $400.00 per month,

•	transaction fee of $10.00 per investor,

•	ACH processing fee of $2.00 per transaction,

•	wire processing fee of $15.00 per transaction (domestic),

•	check processing of $5.00 per transaction, and

•	AML check $5.00 per investor

The escrow agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Transfer Agent

The company has also engaged Computershare, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Computershare for the above services to be $60,000 annually.

26

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this Offering. The company currently estimates that, at a per share price of $5, the net proceeds from the sale of the 10,000,000 shares of Preferred Stock will likely be $44,500,000 after deducting the estimated offering expenses of approximately $5,500,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

Gross Proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000
Estimated offering expenses (1)	$360,000	1,625,000	$2,750,000	$5,500,000
Net Proceeds	$640,000	$10,875,000	$22,250,000	$44,500,000
Development period overhead (2 years pro rata) (This includes operating expense that is incurred during the development and construction of the initial site(s) (2)	$280,000	$1,000,000	$1,000,000	$1,000,000
8% preferred return reserve (18 months reserved for dividend payments to investors)	$120,000	$1,500,000	$3,000,000	$6,000,000
Land & building improvements, engineering and construction	N/A	$7,625,000	$17,500,000	$36,750,000
Working capital*	$240,000	$750,000	$750,000	$750,000
Total use of proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000

(1)	Estimated offering expenses include legal, accounting, printing, advertising, broker-dealer fees and commissions, marketing and state notice fees and other expenses of this Offering.
(2)	These amounts may be used to pay expenses relating to salaries, bonuses, and other compensation to our officers and employees.

* 25% of gross proceeds are allocated to working capital subject to a maximum working capital amount of $750,000. The above estimates for overhead improvements and working capital are subject to change based upon the timing and amounts of gross proceeds and development timetables.

Cost per facility and Phase 1 costs.

We anticipate the total cost for each Midwestern facility will be approximately $30,000,000. Below is a tentative breakdown of costs:

•	Cost of land: up to $5,000,000
•	Zoning: up to $200,000
•	Architects, designer and engineers: up to $300,000

27

•	Construction: up to $24,500,000
•	Training of employees: up to $500,000

The company may also finance the construction with mortgage financing. For additional information see “Management Discussion and Analysis – Plan of Operations.”

Dividends and profit sharing dividends

12% of the proceeds raised in the Offering will be reserved for the payment of dividends.

Investors in this Offering will begin to accrue a monthly dividend payment that pays 8% per annum after the issuance of their Preferred Stock. When the funds are legally available for distributions the company intends to pay these dividends. The dividends will compound annually.

The dividend reserve (12% of the gross proceeds from this Offering) will be held in a money market account located at Fifth Third Bank, Cincinnati, OH. Until the company generates revenue that will support the distribution of dividends, the company intends to pay dividends from the and legally available funds in the dividend reserve account, see “Securities Being Issued – Preferred Stock – Dividends.”

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

There is no guarantee regarding the tax treatment of the 8% dividends. Please see “Securities Being Offered – Tax Treatment.”

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

28

THE COMPANY’S BUSINESS

Overview

GolfSuites 1, Inc. is an early stage hospitality and entertainment company devoted to the development and operation of golf driving range and entertainment centers in the Midwestern region of the United States. The company will purchase the land and manage zoning, entitlement, design, construction and operation of the planned facilities.

The company will operate under the brand name “GolfSuites” and is a subsidiary of KGEM. KGEM intends to operate six operating subsidiaries each covering a different region in the United States. The six operating subsidiaries are located in the following regions of the United States and operate under the names listed below:

REGION	NAME
Midwest United States	GolfSuites 1, Inc.
Southeast United States	GolfSuites 2, Inc.
Central United States	GolfSuites 3, Inc.
Northwest United States	GolfSuites 4, Inc.
Southwest United States	GolfSuites 5, Inc.
Northeast United States	GolfSuites 6, Inc.

The company is targeting avid and novice golfers, families, millennials and other demographic groups seeking recreation, hospitality and entertainment in golf-themed complexes. The facilities will be designed to effectively host corporate meetings, fund raising events, national skill event qualifiers and professional showcase events.

29

Principal Products and Services

Currently, the company is at the earliest stages of development. The company has not yet purchased land for Phase I Construction of its first Midwestern location. The company believes that it will take approximately 24 months after land purchase to complete Phase I Construction. Upon completion of Phase I Construction the relevant facility will be operational.

Location and size of each facility

The company considers the following factors when determining the location and size of each facility:

•	Large and mid-size populations within metropolitan areas.
•	University communities with populations of at least 100,000.
•	Millennial populations within and give trade market.
•	The proximity to major highway, interstate access other large entertainment facilities, restaurant and recreational attractions.
•	Ongoing growth trends in the selected area.
•	Proximity of select populations bases including: university students, types of housing developments and employment rates.
•	Whether a local government is cooperative and favors the development of leisure facilities.
•	Cost of land.
•	Availability and potential threat of competitor facilities within the vicinity.
•	Favorable mortgage/lender terms and relationships.

Financing the facilities

The company intends to purchase the land for Phase I Construction with a combination of the following:

•	The proceeds of this Offering (see “Use of Proceeds”).
•	Funds advanced to GolfSuites 1 by KGEM.
•	Mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions.

Sourcing the facilities

The company has engaged various regional and national real estate brokerages to source potential sites. We have sourced two properties that we believe may become our first Midwestern location. The company anticipates that it may acquire this land, depending on access to capital or financing, in the first half of 2019.

Facility design and construction

The company has not yet sourced quotes for the construction and design of its first facility.

Management of the facility

KGEM will oversee the management of all GolfSuites 1 locations. GolfSuites 1 will directly employ management teams and staff to operate all GolfSuites 1 locations.

30

The experience

The company intends to offer customers fun, entertainment, high quality food, creative menus, unique beverages, golf and thoughtfully designed suites to aid in a superior customer experience.

The company intends to build each facility with the following specifications:

•	60-100 climate-controlled suites that open to a 300+ yard golf range. The suites offer comfortable seating, special computer tracking to monitor golf gaming and ball flight data, tee boxes, and large screen monitors to watch sports.
•	Multiple indoor/outdoor bars.
•	Restaurants.
•	VIP Member “Select Suites.”
•	Family-friendly restrooms and changing areas.
•	Child care, play areas for kids.
•	Multiple meeting and conference rooms.
•	State-of-the-art golf academy and training center.
•	State-of-the-art putting course and short game area.

The Golf Academy will be based on PGA® professional and NBC Golf Academy® featured instructor, Kyle Morris and his successful studio, The Golf Room in Columbus, Ohio. Kyle’s advanced training and coaching techniques are aimed at improving an individual’s overall golf game. Located on the ground-floor level of each facility, the Golf Academy will consist of golf instruction, golf coaching, junior golf recruitment and advisory services, fitness and rehabilitation therapy, mental sports performance training and custom golf club and equipment fitting.

On February 15, 2019, KGEM entered into a License Agreement with Kyle Morris (the “Morris License Agreement”). The Morris License Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris License Agreement, a license is granted by Kyle Morris to KGEM to use his likeness, current business, and golf coaching concepts. In addition, it provides for a non-compete and a 10 year term.

On February 15, 2019, KGEM entered into a Consulting Agreement with Kylie Morris (the “Morris Consulting Agreement”). The Morris Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris Consulting Agreement, protection of confidential information, non-competition and non-solicitation is provided for. In addition, it provides for a 10 year term and certain remedies.

Market Sector

GolfSuites 1 intends to participate in the recreational sporting and entertainment facilities market. We believe this market to be young, fast-growing and under-served. This market overlaps three growing, highly profitable markets: the golf market, the recreation/sporting entertainment sector and the food and beverage portion of the hospitality industry. GolfSuites 1 will be competing for revenues from customer spending in each of these three sectors.

Target Audience

The company will have five primary target audiences:

•	Avid golfers,
•	Families looking for a fun experience for their kids and friends,
•	Businesses wanting team building, business gatherings, incentive rewards and corporate event venues with food and entertainment,
•	Experience Seekers, Millennials, Gen-Xers, Boomers seeking unique, fun night/weekend entertainment, and
•	Get together/Fundraiser planners – looking for unique locations for parties, celebrations and fund-raising events – may also be sold through “group sales” programs.

31

Operations

GolfSuites 1 intends to provide a realistic golf experience so that it can better appeal to avid and moderate golfers. Climate-controlled semi-private golf suites open up to the golf target field and incorporate comfortable seating, ball dispensers, club storage, gaming and media displays. In addition to hospitality, entertainment, events and family fun, the company plans to appeal to a wide demographic. The company believes that it will be able to leverage the following advantages:

•	Realistic Golf Experience:
o	Skill-based gaming and simulated play golf built into a 300+ yard range.
▪	The golf target field consists of multiple simulated green sites and simulated water and sand hazards allowing for accelerated hole play as well as skill-based gaming.
o	“Real” golf balls that simulate more life-like play.
▪	The golf balls have the ability to simulate life-like play because they are of premium quality and durability and do not incorporate an electronic chip which would impact their balance and overall efficacy.

•	Superior Technology:
o	Radar technology allows players to measure their ball flight to within 3-4 inches.
o	Ball flight data including ball speed, direction and distance provided in each suite
o	Ability to simulate play on famous golf courses.
o	Video swing analysis.
o	Gaming and data analytics that can be shared with others on social media.

•	Holistic Game Improvement: The company will offer a premier coaching and holistic game improvement center.
o	The Golf Academy (the “Golf Academy”), based on the successful model of The Golf Room (the “Golf Room”) located in Dublin, Ohio.
o	The Golf Room was founded by Kyle Morris, a former PGA Tour player and a nationally renowned golf instructor and coach.
o	At each Golf Academy, players will be able to access swing instruction, golf fitness and rehabilitation, mental sports performance, and college golf recruiting.

•	Enhanced Guest Experiences:
o	VIP Member concierge and hosts.
o	VIP Member Select Suites.
o	Men’s and Women’s member locker rooms.
o	Second floor covered drive up arrival zone.
o	Improved digital experiences for guest engagement before, during and after onsite visits.
o	Online reservation system.
o	Onsite games including pinball, pool and corn hole.
o	Onsite and post-visit engagement and social sharing.

•	Interactive Games and Contests:
o	Ability for customers to compete against other suites and customers with closest to the pin, long drive and other skill-based games.
o	A software application which will allow players to satisfy their desire to play an 18-hole golf round in 1.5 hours instead of the traditional 3-4 hours.

32

•	Women Designed Programs and Coaching: These include learn-to-play days and women-only events and leagues.

•	Beginner Player Designed Programs and Coaching: These include learn-to-play days and beginner player events and leagues.

•	Upgraded Amenities: These include the following:
o	Luxury Bathrooms.
o	Child care.
o	Business networking zones.
o	Conference rooms.
o	Free high-speed Wi-Fi.
o	Family restrooms and changing areas.

•	Healthy and Localized Menus: chef-inspired authentic healthy menu offerings, farm to table sourcing, localized craft beers and select menu items to appeal to regional customers’ tastes, seasonality and lifestyles.

33

34

Support from KGEM

GolfSuites 1 entered into a management services agreement with KGEM on January 17, 2019 (the “Management Services Agreement”). Under that agreement, KGEM will manage GolfSuites 1 and allow GolfSuites 1 to use certain intellectual property and business concepts. GolfSuites 1 will incur direct and indirect capitalized costs and overhead expenses, some of these costs will be exclusive to GolfSuites 1 while other costs will be shared among GolfSuites 1 and other Operating Subsidiaries.

Direct capitalized costs and overhead expenses will be paid by GolfSuites 1 directly (e.g., salaries, board of director and board of advisor fees, employee benefits, and general administrative costs).

Indirect capitalized costs and overhead expenses will be paid by KGEM and then reimbursed by GolfSuites 1. Indirect capital costs and overhead expenses that will be exclusive to GolfSuites 1 will be reimburse in full by GolfSuites 1 (e.g., architectural costs, engineering, land, zoning and permitting and other costs directly related to assets belonging to GolfSuites 1).

Some capitalized costs (e.g., technology and other costs related to all Operating Subsidiaries and their assets, concept design common to all Operating Subsidiaries (e.g., restaurant and bar design, golf range design, and training academy design), and intellectual property) and overhead expenses (actual expenses of KGEM) will not be exclusive to GolfSuites 1 and will be shared amongst GolfSuites 1 and the other Operating Subsidiaries.

Each Operating Subsidiary will be responsible for its share of capitalized costs once it has commenced fundraising under Regulation A (“KGEM Active Subsidiary” or “KGEM Active Subsidiaries,” as applicable). KGEM reserves the right to defer the collection of reimbursements from GolfSuites 1 and other KGEM Active Subsidiaries, if, in its sole discretion, it determines that such reimbursements should be shared amongst GolfSuites 1, KGEM Active Subsidiaries and any additional subsidiaries.

Unless deferred, indirect capitalized costs, will be reimbursed pro-rata based the total number of KGEM Active Subsidiaries.

Overhead expenses, which will be reported monthly, will be allocated among the KGEM Active Subsidiaries based upon the number of facilities. Each parcel of land that an KGEM Active Subsidiaries closes on, is considered a facility. If a KGEM Active Subsidiary has yet to purchase land, that subsidiary will be considered to have one facility.

The initial term of the agreement is ten years and is automatically renewable. Either party can terminate the agreement by written notice 180 days prior to the end of the current term.

For additional information please see the Management Services Agreement, which is an Exhibit to the Offering Statement of which this Offering Circular forms a part.

Further, it is the intent of KGEM that KGEM will enter into a participating lease agreement (“PLA”) with GolfSuites 1 and each Operating Subsidiary as needed. For example, in the event that KGEM uses capital to assist GolfSuites 1 or any Operating Subsidiary with the acquisition of land and for certain costs related to the entitlement and zoning for such land, KGEM will execute a PLA with the applicable Operating Subsidiary. PLAs allow for fixed lease payments plus allocations of revenue, wherein KGEM would receive larger lease payments from the applicable Operating Subsidiary in the event revenues increase. KGEM intends that the PLAs will allow for payments from the Operating Subsidiary to KGEM in amounts that closely approximate what would be KGEM’s share of net cash flows based on its pro-rata share of total development costs for the facilities owned by the applicable Operating Subsidiary.

KGEM and GolfSuites 1 have not yet entered into a PLA.

Competition

Direct competitors

Our largest competitor in this emerging market is TopGolf. As of January 22, 2019, there are 52 branded TopGolf locations (48 in the US). Its first facilities were developed less than 20 years ago, and according to public reporting TopGolf intends to add 7 - 10 new venues annually. Other competitors include local and regional facilities as well as other national chains, including DriveShack, 1Up Golf, Big Shots, Driv, 4ORE! and The Flying Tee.

35

Indirect competitors

Indirect competitors include sports-themed entertainment facilities with food and beverage offerings that revolve around other sports including, but not limited to bowling, ping pong, baseball, NASCAR, etc. These include PINS Mechanical, Main Event (40+ locations), Lucky Strike, Bowl More, iDrive NASCAR, iFly, and Dave & Buster’s (120+ locations), to name a few.

In addition, new entertainment themed centers are being developed within the US that merge retail, food and beverage, entertainment and hospitality into single, tightly-packed mixed-use destinations of 1-3 million square feet. These new developments include American Dream (Miami) and American Dream (NYC), as well as numerous other smaller developments throughout the US. Facilities like these typically include entertainment amenities such as water parks, skydiving, surfing, ice-rinks, drive-in movie theatres, hybrid golf facilities, miniature golf, theme parks, observation wheels, climbing walls, X4D movie theatres, and aquariums.

Employees

The company currently has no employees. Currently, four employees at KGEM dedicate all of their time to the company and five employees at KGEM spend half of their time working on matters related to GolfSuites 1.

Pursuant to the Management Services Agreement, KGEM intends to oversee the development and construction of the first Midwestern facility. During the initial year of development and as the facility nears completion, the KGEM executives will commence hiring the full-time direct staff that GolfSuites 1 will then employ. Once the facility opens, its management will be turned over to the full-time direct staff, which staff will be managed by senior management personnel that KGEM hires.

Advisory Board

The advisory board includes the following individuals:

•	Bryan Langton
•	Douglas Barber

Regulation

It is likely that the following licenses and permits will be required to operate the Midwestern facilities. At this time, none of the licenses and/or permits have been acquired.

•	State liquor license.
•	State reuse/resale tax for products including but not limited to golf clubs, and apparel.
•	County resale tax certificate.
•	“Doing Business As” certificates for applicable states.
•	Health department and food service license for each facility.
•	Elevator and Fire department certifications, required annually.

Intellectual Property

The company has filed the following name trademarks:

•	GolfSuites
•	Off The Deck
•	FirstCut

36

The company intends to file patents and trademarks relating to the following:

•	enhanced golf gaming and skill related games that integrate with the Trackman Range platform and API.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

THE COMPANY’S PROPERTY

The company does not currently own property. However, the company is actively sourcing potential sites for its first Midwestern location. The company believes it will purchase land by Q4 2019.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with KGEM. We discuss these conflicts below.

General

KGEM is the parent company of GolfSuites 1 and currently holds all of the issued Common Stock of GolfSuites 1. KGEM is also affiliated with ERC, many if not all of the executives are the same for KGEM, GolfSuites 1, and ERC.

These persons have legal obligations with respect to KGEM and ERC that are similar to their obligations to us. In the future, these persons and other affiliates of KGEM and ERC may organize/acquire for their own account other leisure facilities, real estate-related or debt-related investment programs. These acquisitions may have also been suitable for GolfSuites 1.

Allocation of Our Affiliates’ Time

GolfSuites 1 relies on KGEM’s executive officers and other professionals who act on behalf of KGEM, for the day-to-day operation of our business.

As a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to GolfSuites 1 and other entities and other business activities in which they are involved. However, the company believes that the executive officers and investment professionals have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work, see “The Company’s Business – Support from KGEM.”

Receipt of Fees and Other Compensation by KGEM and its Affiliates

KGEM and its affiliates will receive substantial fees from the company, which fees will not be negotiated at arm’s length. These fees could influence KGEM’s advice to the company as well as the judgment of the affiliated executives of KGEM and GolfSuites 1 (which are one and the same). For additional information see “The Company’s Business – Support from KGEM” for conflicts relating to the payments between KGEM and GolfSuites 1.

37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the inception period of October 25, 2018 through November 10, 2018 and should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

GolfSuites 1 is an early stage hospitality and entertainment company devoted to the development and operation of a golf driving range and entertainment centers in the Midwestern sector of the United States. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned facilities.

The company anticipates that its revenues will come from the following activities:

•	individual and corporate membership sales,

•	food and beverage sales,

•	coaching and instruction services,

•	suite rentals,

•	retail sales,

•	sponsorships, advertising and naming rights and

•	contest and qualifier fees and ticket purchases

The company will collect revenue upon sale of an item (including: membership sales, food and beverage sales, apparel etc.) and recognize the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

From Inception to November 10, 2018 we have had no operations and no revenues.

Total operating expenses from Inception to November 10, 2018 were $62,322. $13,388 was spent on advertising and marketing and $48,935 was spent on general and administrative costs.

As a result of the foregoing, the company generated a net loss of $62,322.

Monthly Operating Expenses

Currently, pursuant to the Management Services Agreement dated January 17, 2019, KGEM pays the operating expenses of GolfSuites 1. As of April 2019, GolfSuites 1 monthly expected burn rate for operating expenses is approximately $175,000 per month. The company anticipates that in the coming months approximately $120,000 will be spent on salaries, $20,000 will be spent on employee benefits and taxes, and $35,000 will be spent on other general and administrative costs. KGEM will not be reimbursed for these aforementioned expenses until KGEM determines, in its sole discretion, that the company has raised sufficient capital in this Offering.

38

GolfSuites 1 intends to begin repayment to KGEM all of its accrued monthly operating expenses at the commencement of this Offering. All accrued operating expenses will be compounded annually at an interest rate of 8%.

At the commencement of this Offering, GolfSuites 1 will be responsible for all of its monthly operating expenses.

All monthly expenses will be reported quarterly. Monthly operating expenses include the following:

•	salaries and benefits,
•	compensation to contractors,
•	expenses related to local marketing, promotion and public relations,
•	travel,
•	legal and accounting, and
•	insurance and technology.

Celebrity Fees, etc.

In the event KGEM pays fees to celebrities, sports professionals and other similarly situated individuals, those fees will be charged to the subsidiaries at cost, without markup, using the same expense allocation method.

For additional information regarding expense reimbursement please see the Management Services Agreement filed as Exhibit 6.2 to this Offering Circular.

Plan of Operation

Upon completion of this Offering, the company intends to fund operations with the proceeds from this Offering and use mortgage financing to advance the purchase of the land, construction of the facility, design of the facility, use of architects, and hiring of employees. Approximate costs for each stage of developing a facility are as follows:

•	purchase the land: up to $5,000,000
•	construction and design of the facility: up to $24,500,000
•	architectural and engineering costs: up to $300,000
•	employee related expenses: up to $500,000

The company has estimated that it will be financing the purchase of land and construction of the facilities with mortgages obtained, representing between 50% and 70% of the total value of the location.

Pursuant to the Management Services Agreement, KGEM intends to assist with the management of the first Midwestern facility. During a two- year time period KGEM will focus on hiring and training GolfSuites 1 executives and employees.

As of January 25, 2019, the company is currently in the beginning stages identifying land for the Midwestern locations. The company intends to finance some of the purchase of the land from proceeds of this Offering.

Over the next 12 months, the company plans to do the following:

•	Select and acquire at least one parcel of land.
•	Negotiate and execute mortgage financing for approved segments of the development and construction.

39

•	Finalize site and building design per the overall GolfSuites 1 concept design.
•	Apply for and receive building permits.
•	Execute a general contracting agreement.
•	Break ground on the first Midwestern facility.
•	Hire a general manager / operator and team to run the first Midwestern facility.
•	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.
•	Engage architects, engineers and general contractors for the overall development and construction of the facility.

Beginning in January 2020 the company intends to do the following:

•	Oversee and manage the construction, finish, equipping and staffing of the Midwestern location in order to commence operations.
•	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.

Liquidity and Capital Resources

As of December 31, 2018, the company’s cash on hand was $180. Currently, the company is not generating a profit. Accordingly, since inception GolfSuites 1 has relied upon the cash advances from its current shareholder KGEM and management. The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

•	On November 10, 2018, the company received $65,655 from KGEM, pursuant to a Promissory Note for working capital to cover expenses and costs while preparing for the securities offering.

40

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the directors of the company.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, CEO	GolfSuites 1, Inc.	69	November 8, 2018
Ryan Koenig	Director	GolfSuites 1, Inc.	40	November 8, 2018
Kyle Morris	Director	GolfSuites 1, Inc.	33	November 8, 2018
John Galvin	Director	GolfSuites 1, Inc.	54	November 8, 2018
Rod Turner	Director	GolfSuites 1, Inc.	62	Dec 19, 2018

The table below sets forth the officers and directors of KGEM.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	KGEM Golf, Inc.	69	November 8, 2018
John Galvin	Director Chief Experience Officer	KGEM Golf, Inc.	54	November 8, 2018
Ryan Koenig	Director Chief Development Officer	KGEM Golf, Inc.	40	November 8, 2018
Kyle Morris	Director Chief Golf Officer	KGEM Golf, Inc.	33	November 8, 2018
Thomas Galvin	Hospitality Advisor	KGEM Golf, Inc.	61	November 8, 2018
Deb Miller	Strategy and Insights Advisor	KGEM Golf, Inc.	60	November 8, 2018
David A. Morris III	Consulting CFO	KGEM Golf, Inc.	60	November 8, 2018
Scott Smylie	General Counsel	KGEM Golf, Inc.	43	December 1, 2018

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of KGEM since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of ERC Home Builders, Inc. (f/k/a, ERC Investment Properties, LLC) since March 2011. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,
•	management and the financing of multi-family properties and
•	management of over $750 million in debt and equity financings.

41

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

John Galvin

John Galvin is a Director and the Chief Experience Officer of KGEM since August 2016. From June 2017 until present, John has served as the Chief Branding and Experience Officer at Boulevard Strategies. John is the Founder and Chief Experience Officer of 7Nine Partners since January 2014. John has a total of 31 years in marketing, branding, experience design, advertising and promotion for companies including, but not limited to, Ford, JP Morgan Chase, Citi, Lowe’s, Victoria’s Secret, Champion Sportswear, and Dick’s Sporting Goods. John graduated from The Ohio State University in 1987.

Ryan Koenig

Ryan Koenig is a Director and the Chief Development Officer of KGEM since August 2016. Ryan also serves as President and Chief Operating Officer of ERC Homebuilders, Inc., a position he has held since December 2018. From March 2011 until the present, he has been the Chief Development Officer at eResidential and Commercial LLC (eRC Homes). Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

Kyle Morris

Kyle Morris is a Director and Chief Golf Officer of KGEM since December 2017. Kyle is a member of the Professional Golf Association and from 2008 to 2015 he toured with the PGA national and international tournaments. Following eight wins worldwide, Kyle created The Golf Room, a holistic coaching facility in Dublin, Ohio in January, 2016. Kyle has been named by Golf Digest as one of the “Best Young Instructors”, and was included in the “Best Teachers” in the State of Ohio. Kyle received a Master Certification with Trackman and currently serves as an NBC Golf Channel Academy Lead Coach since January 2017. Kyle graduated from Seton Hall University in 2008.

Thomas Galvin

Thomas Galvin is the Hospitality Advisor of KGEM since August 2016. Further, Thomas is the President and CEO of Galvin Design Group, Inc. since April 1999. Thomas has a total of 37 years in the international restaurant, bar and food service design and consulting business. He has worked with the following entities:

•	General Mills Restaurants,
•	Bloomin’ Brands,
•	Darden Restaurants, Inc. from 1985 to 1996 and
•	Hard Rock Café from December 1996 to December 1998.

In addition, he has taught at the University of Central Florida - Rosen Hospitality School, and at Boston University. Thomas received a degree from Bowling Green University in 1981, Kent State University in 1984 and Cornell University in 1994.

Deb Miller

Deb Miller is the Strategy and Insights Advisor of KGEM since 2016. Deb is also the Principal Owner of Boulevard Strategies since July 2011. Deb has 34 years of retail design, marketing, strategy, market research and business planning experience. Deb has worked with Steelcase, Fidelity Investments, HSBC, Lowes Home Improvement, Borden Foods, Ford, Wendy’s, Citibank, Wells Fargo, Sprint, Simmons, and Seven Eleven to name a few. Deb graduated from The Ohio State University in 1984 and the University of Kansas in 1981.

42

David A. Morris III

David Morris is the Consulting Chief Financial Officer of KGEM since August 2016. David is also the Consulting Chief Financial Officer at ERC Homebuilders from March 2011 until present. David has over 30 years of experience in finance and financial forensics. During his tenure at KGEM, David will oversee the following:

•	tax planning,
•	compliance,
•	accounting,
•	audit,
•	forecasts and
•	investment analysis.

David’s’ career has included the Vice-Presidency of Finance at Belz Enterprises, a large real estate development and management company from. David graduated from the University of Wisconsin, La Crosse, in 1980 and is a Tennessee-licensed CPA.

Rod Turner

Rod Turner is the founder and CEO of Manhattan Street Capital, since April 2015. Rod was a senior executive at Symantec from Jan 1985 to March 1993 and has played a key role in building successful companies including Symantec/Norton (SYMC), Ashton-Tate (TATE), MicroPort and Knowledge Adventure Rod co-founded Irvine Ventures in 1999

Scott Smylie

Scott Smylie is the General Counsel and Secretary of GolfSuites 1 since December 2018. Previously, Scott practiced law in Florida at Monica L Sierra PLLC (May 2018 – November 2018), Meridian Partners in Florida (September 2016 - May 2018), and Bivins & Hemenway PA in Florida (May 2012 – June 2015). During Scott’s tenure he represented real estate developers, lenders, landlords and tenants, and business entities in a variety of corporate and real estate related transactions.  Scott graduated cum laude in 2003 from the University of Florida’s School of Law with a Juris Doctor, and also earned a Master’s of Science in Real Estate from the University of Florida’s School of Business that same year.

43

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company did not pay any of its officers or directors a salary through December 31, 2018.

One of its directors, Rod Turner, is also the CEO of Manhattan Street Capital, which received $180,000 in fees in 2018, see “Interest of Managements and Others in Certain Transactions”.

The company intends to pay salaries beginning June 1, 2019. The highest paid officers of the company will be paid as follow:

Name	Position	Annual Compensation
Gerald Ellenburg	CEO	$210,000
John Galvin	Chief Experience Officer	$360,000
Ryan Koenig	Development Officer	$120,000
Kyle Morris	Golf Officer	$120,000

All compensation will be on behalf of the company by KGEM. GolfSuites 1 will reimburse KGEM at the applicable time. See “The Company’s Business – Support from KGEM” for additional information.

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager, a Food and Beverage Manager and a Golf Manager.

44

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of February 11, 2019, GolfSuites 1 voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	KGEM Golf, Inc. 2738 Falkenburg Road South, Riverview, FL 33578	18,000,000	N/A	100%

There are currently no outstanding shares of our Class A Common Stock and Preferred Stock.

The following table sets out, as of February 11, 2019 KGEM’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Gerald Ellenburg	24,000,000	N/A	17.15%
	John Galvin	19,950,000	N/A	14.26%
	Ryan Koenig	19,950,000	N/A	14.26%
	Kyle Morris	19,950,000	N/A	14.26%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o KGEM Golf, Inc. 2738 Falkenburg Road South, Riverview, FL 33578

45

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Gerald Ellenburg and David Morris receive salaries from GolfSuites 1 and KGEM, and ERC HomeBuilders, Inc.

Relationship with KGEM

The company has received working capital to cover expenses and costs while preparing for the securities offering from KGEM in the amount of $65,655 as of November 10, 2018. The balance of these covered costs is recorded as a liability of the company.

The company has issued 18,000,000 shares of Class B Common Stock to KGEM, at par, in exchange for $180.

Management Services Agreement

The company has entered into a Management Services Agreement with KGEM. Pursuant to this agreement, KGEM is to provide the following to GolfSuites 1:

•	All licenses necessary for GolfSuites 1 to conduct its business,
•	Supervise the operations of GolfSuites 1,
•	Manage all necessary negotiations relating to the business, personnel, etc.

GolfSuites 1 is also expected to reimburse KGEM for certain direct and indirect costs, see “The Company’s Business – Support from KGEM”. The term of the agreement is for ten years. Upon expiration of the agreement it shall automatically renew for another ten years. Either party can terminate the agreement provided 180 days written notice has been given to the other party.

Relationship with Golf Room

On January 4, 2018, KGE, LLC (the predecessor of KGEM) entered into Membership Unit Purchase Agreement with Kyle Morris, one of our directors, and on December 24, 2018, KGEM and Kyle Morris entered into an addendum to that agreement (together with the Membership Unit Purchase Agreement the “MUP Agreement”). The MUP Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part.

Under the MUP Agreement, Kyle Morris purchased a 25% share of KGEM for nominal consideration along with granting the following non-exclusive licensing rights to KGEM (and to GolfSuites 1 through the Management Services Agreements):

•	Use of the name, and likeness of Kyle Morris; and
•	the Golf Room name and proprietary information related to the Golf Academy.

On February 15, 2019 KGEM entered into the Morris License Agreement with Kyle Morris. The Morris License Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris License Agreement a license is granted by Kyle Morris to KGEM to use his likeness, current business, and golf coaching concepts. In addition, it provides for a non-compete and a 10 year term.

On February 15, 2019 KGEM entered into a Consulting Agreement with Kylie Morris (the “Morris Consulting Agreement”). The Morris Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris Consulting Agreement, protection of confidential information, non-competition and non-solicitation is provided for. In addition, it provides for a 10 year term and certain remedies.

Relationship with ERC Homebuilders, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, Rod Turner and David Morris, Bryan Langton, Ryan Koenig, Scott Smylie, have other relationships that may create disincentives to act in the best interest of the company and its investors These parties are also involved with ERC Homebuilders, Inc. in similar capacities. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See “Risk Factors — Risks Related to Certain Conflicts of Interest.”

46

Relationship with Manhattan Street Capital

One of our directors, Rod Turner, is also the CEO of Manhattan Street Capital. MSC is listing this Offering on its platform. Further, KGEM has entered into a Consulting Agreement with MSC, which includes consulting services and technology services, see “Plan of Distribution and Selling Securityholders – The Online Platform”.

Pursuant to the Consulting Agreement, on August 22, 2018, KGEM paid MSC $180,000 ($20,000 per month for 9 months) in cash. Prior to the launch of this Offering KGEM will deliver to MSC cashless 10 year warrants for 720,000 shares of KGEM common stock with an exercise price of $0.25 per share.

In addition, KGEM, or the company as applicable, will pay MSC the following:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.
•	A cashless 10 year warrant to purchase 25 shares of KGEM common stock for $1.00 per share, per investor escrow account, in each Operating Subsidiary Regulation A offering.
o	The warrant calculations shall be capped at a maximum of 150,000 investors (or 3,750,000 shares of KGEM common stock), aggregated from the 6 contemplated Regulation A offerings of the 6 Operating Subsidiaries.;
•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.
•	A technology license fee of $300 per month.
•	Any applicable fees for fund transfers (ACH $2, check $5, wire $15 or $35 for international fund transfers).

The Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part.

47

SECURITIES BEING OFFERED

Golf Suites 1 is offering Preferred Stock in this Offering. The Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. As such, the company is qualifying up to 10,000,000 shares of Preferred Stock and up to 10,000,000 shares of Class A Common Stock under this Offering Statement, of which this Offering Circular is part.

GolfSuites 1 authorized capital stock consists of 200,000,000 shares of capital stock, of which 150,000,000 shares are designated Common Stock (the “Common Stock”), at $0.00001 par value, of which 132,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 18,000,000 shares are Class B Common Stock (“Class B Common Stock”) and 50,000,000 shares of Preferred Stock, at $0.00001 par value, of which 10,000,000 shares are Class A Preferred Stock (the “Preferred Stock” or “Class A Preferred Stock”). Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 5 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock. The company may issue fractions of shares.

The following is a summary of the rights of GolfSuites 1’s capital stock as provided in its Amended and Restated Certificate of Incorporation, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of GolfSuites 1’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Class A Common Stock

Voting Rights.

Each holder of GolfSuites 1’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 1.

Class B Common Stock

Voting Rights.

Each holder of GolfSuites 1’s Class B Common Stock is entitled to five votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 1.

48

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to GolfSuites 1.

All Classes of Common Stock

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Class A Preferred Stock), shareholders of GolfSuites 1’s Class A Common Stock and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. Any dividends in excess of dividends payable to holders of the Class A Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Class A Preferred Stock on an as-converted basis. GolfSuites 1 has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future on its Common Stock.

Liquidation Rights.

In the event of GolfSuites 1’s liquidation, dissolution or winding up, holders of GolfSuites 1’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of GolfSuites 1’s debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Class A Preferred Stock; however if the amount that the holders of Class A Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to Class A Preferred Stock, the holders of Class A Preferred Stock, Class A Common Stock and Class B Common Stock will receive that amount.

Other Rights.

Holders of GolfSuites 1’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to GolfSuites 1’s Class A or Class B Common Stock.

Preferred Stock

Voting Rights.

Each holder of GolfSuites 1 Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Preferred Stock at all times shall vote together with holders of the Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 1.

Dividends.

Each share of Preferred Stock is entitled to cumulative dividends which shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the sum of the invested amount sum plus all unpaid accrued and accumulated dividends thereon. The dividends will be paid monthly

49

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

Liquidation preference.

In the event of a liquidation, investors will be entitled to receive the greater of their total investment amount in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

Conversion.

The Preferred Stock is convertible into the Class A Common Stock of the company as provided by Section 5 of the Amended and Restated Certificate of Incorporation. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the Conversion Price (defined therein), as adjusted for any accrued and unpaid dividends, by the original purchase price. The Conversion Price is the original purchase price, adjusted from time to time as described below under “Anti-Dilution Rights”.

Holders of the Preferred Stock, may convert their shares of Preferred Stock into Common Stock in their sole discretion. In the event of a Qualified Public Offering, as defined in the Amendment to the Certificate of Incorporation conversion of the Preferred Stock is mandatory.

Anti-Dilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Preferred Stock then in effect, the conversion price of the Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

These terms generally provide that if the company issues certain additional shares of Common Stock (as detailed in the Amended and Restated Certificate of Incorporation) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of and immediately prior to such issue, then, the Conversion Price will be reduced. The new Conversion Price will be the amount equal to the quotient obtained by dividing the (i) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) times the Conversion Price then in effect with (B) the consideration, if any, from that issuances by (ii) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (a determined on an as-converted basis) plus the number of such additional shares of Common Stock so issued.

Other Rights.

Holders of GolfSuites 1 Preferred Stock have no preemptive, subscription or other rights, and there is no redemption or sinking fund provisions applicable to its’ Preferred Stock.

50

All Classes of Stock

Forum Selection Provisions.

Section VII of our Amended and Restated Certificate of Incorporation contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of GolfSuites 1’s Class A and Class B Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine. This section shall not apply to actions arising under the federal securities laws.

Section 6 of our subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Jury Trial Waiver

The Court of Chancery in the State of Delaware is a non-jury trial court. The parties in any lawsuits where the forum selection provisions are applicable will not be entitled to a jury.

Moreover, holders of Shares of Class A Preferred Stock as well as holders of Class A Common Stock converted from Class A Preferred Stock will be bound by the subscription agreement, which provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Tax Treatment of Dividends

The 8% dividends will likely be treated as a corporate distribution on equity. Corporate distributions on equity are not deductible to the corporation but are generally taxable to the shareholder, subject to various exceptions and limitations.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

These amounts will be reported to shareholders on Form 1099-DIV each year as part of their investment reporting package.

51

KGEM Golf Midwest, Inc.

(a Delaware corporation)

Audited Financial Statements

For the inception period of October 25, 2018 through November 10, 2018

Financial Statements

KGEM Golf Midwest, Inc.

INDEPENDENT AUDITOR’S REPORT

November 16, 2018

To:	Board of Directors, KGEM Golf Midwest, Inc. Attn: Gerald D. Ellenburg,

Re:	2018 (inception) Financial Statement Audit

We have audited the accompanying consolidated financial statements of KGEM Golf Midwest, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheet(s) as of November 10, 2018, and the related statements of income, stockholders’ equity, and cash flows for the period of October 25, 2018 (inception) and ending November 10, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 10, 2018, and the results of its operations, shareholders’ equity and its cash flows for the period October 25, 2018 (inception) through November 10, 2018 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

KGEM GOLF MIDWEST, INC.

BALANCE SHEET

As of November 10, 2018

See accompanying Auditor’s Report and Notes to these Statements

ASSETS

Current Assets:
Cash and cash equivalents	$180
Deferred offering costs	3,333
Total Current Assets	3,513

Property, Plant and Equipment, net	NONE

TOTAL ASSETS	$3,513

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from founders	65,655
Total Current Liabilities	65,655

Non-current Liabilities:
None	0
TOTAL LIABILITIES	65,655

Shareholders’ Equity:
Common stock, 200,000,000 authorized, $0.00001 par, 18,000,000 shares issued and outstanding	180
Retained earnings, net of distributions	(62,322)
Total Stockholder’s Equity	(62,142)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,513

KGEM GOLF MIDWEST, INC.

STATEMENT OF OPERATIONS

For the period of October 25, 2018 (inception) to November 10, 2018

See accompanying Auditor’s Report and Notes to these Statements

2018
Revenues	$0
Cost of revenues	0
Gross Profit (Loss)	0

Operating Expenses:
Advertising and Marketing	13,388
General and administrative	48,935
Total Operating Expenses	62,322

Operating Income	(62,322)

Provision for Income Taxes	0

Net Income	(62,322)

KGEM GOLF MIDWEST, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

For the period of October 25, 2018 (inception) to November 10, 2018

See accompanying Auditor’s Report and Notes to these Statements

	Class A Common Stock		Accumulated	Total Stockholder’s
	Shares	Value	Earnings/Deficit	Equity (Deficit)
As of October 25, 2018 (inception)	0	$0	$0	$0
Initial Share Issuance	18,000,000	$180		180
Net Income/(Loss)			(62,322)	(62,322)
Balance as of November 10, 2018	18,000,000	$180	$(62,322)	$(62,142)

KGEM GOLF MIDWEST, INC.

STATEMENT OF CASH FLOWS

For the period of October 25, 2018 (inception) to November 10, 2018

See accompanying Auditor’s Report and Notes to these Statements

Cash Flows from Operating Activities
Net Income	$(62,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in Deferred Offering Costs	(3,333)
Net Cash Used in Operating Activities	(65,655)

Cash Flows from Investing Activities
None
Net Cash Used in Investing Activities	0

Cash Flows from Financing Activities
Advances from founders	65,655
Issuance of shares	180
Net Cash Provided by Financing Activities	65,835

Net Change In Cash and Cash Equivalents	180

Cash and Cash Equivalents at Beginning of Period	0
Cash and Cash Equivalents at End of Period	$180

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0
Cash paid for income taxes	0

KGEM GOLF MIDWEST, INC.

NOTES TO FINANCIAL STATEMENTS

As of November 10, 2018
See accompanying Auditors’ Report

NOTE 1 - NATURE OF OPERATIONS

KGEM Golf Midwest, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early stage company devoted to devoted to the development and operation of golf driving range and entertainment centers in the midwestern sector of the United States. The Company will operate under the brand GOLFSUITES. The Company will oversee the acquisition of land, zoning, entitlement, design, construction and operation of the planned facilities.

The Company incorporated in 2018 in the state of Delaware.

Since Inception, the Company has relied on advances from its current shareholder(s) and management to fund its operations. As of November 10, 2018, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 6). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note 8) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP").

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of November 10, 2018, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of November 10, 2018, the Company had $180 in a corporate checking account.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of November 10, 2018, the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of November 10, 2018, the Company had recorded no depreciation.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of November 10, 2018, the Company had no fixed assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. As of November 10, 2018, the Company had recorded a balance of deferred offering costs of $3,333.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of November 10, 2018, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – COMMON EQUITY

The Company has issued 18,000,000 shares to its parent company, at par, in exchange for $180.

NOTE 6 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 7) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company has received working capital to cover expenses and costs while preparing for the securities offering from parent company in the amount of $65,655 as of the balance sheet date. The balance of these covered costs are recorded as a liability of the Company.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 8 – SUBSEQUENT EVENTS

Securities Offering

The Company is offering up to 10,000,000 shares of Preferred Stock and 10,000,000 shares of Class A Common Stock into which the Preferred Stock may convert, in a securities offering planned to be exempt from SEC registration under Regulation A, tier 2. The Company has engaged with various advisors and other professionals to facilitate the offering who are being paid customary fees and equity interests for their work.

Management’s Evaluation

Management has evaluated subsequent events through November 16, 2018, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III

INDEX TO EXHIBITS

2.1	Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation*
2.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation*
2.3	Amended and Restated Certificate of Incorporation*
2.4	Bylaws*
4	Form of Subscription Agreement*
6.1	Reg A+ Engagement Agreement with Manhattan Street Capital dated July 15, 2018*
6.2	Management Services Agreement between GolfSuites 1, Inc. and KGEM Golf, Inc. dated January 17, 2019*
6.3	Promissory Note with KGEM Golf, Inc. dated November 10, 2018*
6.4	Membership Unit Purchase Agreement in KGE, LLC dated January 4, 2018 (Kyle Morris)*
6.5	Addendum to Agreement Between KGEM Golf, Inc. and Kyle Morris dated December 24, 2018*
6.6	License Agreement between KGEM Golf, Inc. and Kyle Morris dated February 15, 2019*
6.7	Consulting Agreement between KGEM Golf, Inc. and Kyle Morris dated February 15, 2019*
6.8	Sageworks Capital, LLC Broker-Dealer Agreement and Interface Proposal dated March 28, 2019
8	Escrow Services Agreement*
11	Consent of IndigoSpire
12	Attorney opinion on legality of the offering*
13.1	“Test the waters” materials*
13.2	“Test the waters” materials*

* Previously filed

52

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on April 5, 2019.

GolfSuites 1, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of GolfSuites 1, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gerald Ellenburg

Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: April 5, 2019

/s/ Ryan Koenig
Ryan Koenig, Director
Date: April 5, 2019

/s/ Kyle Morris
Kyle Morris, Director
Date: April 5, 2019

/s/ John Galvin
John Galvin, Director
Date: April 5, 2019

/s/ Rod Turner
Rod Turner, Director
Date: April 5, 2019

53